FOR IMMEDIATE RELEASE

Espey Reports
First Quarter Results…

Saratoga Springs, NY; November 10, 2004- Espey Mfg. & Electronics Corp., (AMEX:ESP) reported results for the first three months of fiscal year 2005.

Net sales for the first quarter of fiscal 2005, July 1st to September 30, 2004, were $4,730,327, compared with last year’s first quarter net sales of $5,095,317. Net income for the period was $60,585, $.06 per basic share, as compared with net income of $280,965, $.28 per basic share for the same period last year. New sales orders for the period totaled approximately $5.0 million. The Company’s sales order backlog is at approximately $15.5 million.

Mr. Howard Pinsley, President & CEO of the Company commented, “Our Company experienced lower sales for the first quarter of fiscal 2005. Our earnings for the first quarter were down, the result of our investment in the design phase of several new programs which we expect will add significantly to our sales in the future.”

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O’Neil or Mr. Howard Pinsley at (518) 245-4400.

Certain statements in this press release are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Espey Mfg. & Electronics Corp. comparative unaudited three-month figures for the periods ended September 30, 2004 and 2003.
	Three Months
	FY 2005	FY 2004
Sales:	$4,730,327	$5,095,317
Net Income:	60,585	280,965
Basic and diluted
Income per share:	.06	.28
Weighted average number of
Shares outstanding: Basic	1,013,160	1,016,105
Diluted	1,020,880	1,018,805

###################